ENTERGY CORPORATION
                            PRO FORMA BALANCE SHEET
                                MARCH 31, 1998
                                 (Unaudited)



                                                         Adjustments to Reflect
                                                         Transactions Proposed
                                                 Before       In Present                After
               ASSETS                         Transactions      Filing              Transactions
                                                            (In Thousands)
                                                              see NOTE A
Current Assets:
   Cash and cash equivalents:
     Temporary cash investments - at cost,
        which approximates market:
        Associated companies                     $11,549                                $11,549
        Other                                     27,224                                 27,224
                                              ----------            ------           ----------
           Total cash and cash equivalents        38,773                 -               38,773

Accounts receivable:
  Associated companies                            31,101                                 31,101
  Interest receivable                                134                                    134
  Other                                           30,715                                 30,715
                                              ----------            ------           ----------
           Total                                 100,723                                100,723
                                              ----------            ------           ----------
Investment in Wholly-owned Subsidiaries        6,827,785            $2,412            6,830,197
                                              ----------            ------           ----------
Deferred Debits and Other Assets                  87,381                 -               87,381
                                              ----------            ------           ----------

           Total                              $7,015,889            $2,412           $7,018,301
                                              ==========            ======           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Notes payable                                 $267,500                               $267,500
  Accounts payable:
   Associated companies                            4,047                                  4,047
    Other                                          2,055                                  2,055
  Interest accrued                                   445                                    445
  Other current liabilities                      119,142                                119,142
                                              ----------            ------           ----------
           Total                                 393,189                 -              393,189
                                              ----------            ------           ----------

  Deferred Credits and
      Noncurrent Liabilities                      70,742                                 70,742                          -
                                              ----------            ------           ----------
Shareholders' Equity:
  Common stock, $.01 par value, authorized
  500,000,000 shares;issued 246,556,946 shares     2,466                                  2,466
  Paid-in capital                              4,625,592                              4,625,592
  Retained earnings                            1,984,903             2,412            1,987,315
  Cumulative foreign currency translation
   adjustment                                    (53,124)                               (53,124)
  Less cost of treasury stock
   (306,852 shares in 1997 and 1,496,118
   shares in 1996)                                 7,879                                  7,879
                                              ----------            ------           ----------
        Total common shareholders' equity      6,551,958             2,412            6,554,370
                                              ----------            ------           ----------
        Total                                 $7,015,889            $2,412           $7,018,301
                                              ==========            ======           ==========
      NOTE

      (A) To record sale by Entergy Power, Inc. of an undivided 7.13% ownership interest in ISES 2, at a price of $30,000,000, to East Texas
           Electric Cooperative, as if the sale had occurred on March 31, 1998.

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                                ENTERGY CORPORATION
                            PRO FORMA STATEMENT OF INCOME
                          TWELVE MONTHS ENDED MARCH 31, 1998
                                    (Unaudited)





                                                         Adjustments to Reflect
                                                         Transactions Proposed
                                                 Before       In Present                After
                                              Transactions      Filing              Transactions
                                                            (In Thousands)
                                                             see NOTE B
Income:
   Equity in income of subsidiaries           $269,257          ($1,360)             $267,897
   Interest on temporary investments             3,798                                  3,798
                                              --------          -------              --------
      Total                                    273,055           (1,360)              271,695
                                              --------          -------              --------

Expenses and Other Deductions:
  Administrative and general expenses           70,730                                 70,730
  Income taxes (credit)                         (1,192)                                (1,192)
  Taxes other than income taxes                  1,298                                  1,298
  Interest                                      16,829                                 16,829
                                              --------          -------              --------
                                                87,665                -                87,665
                                              --------          -------              --------
  NET INCOME                                  $185,390          ($1,360)             $184,030
                                              ========          =======              ========
            NOTE

  (B)  To record revenue and expense effects of sale by Entergy Power, Inc.
       of an undivided 7.13% ownership interest in ISES 2, to East
       Texas Electric Cooperative, as if the sale had occurred on April 1, 1997.

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